Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Nova LifeStyle, Inc. on Form S-3 File No. 333-193746 of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which report is included in this Annual Report on Form 10-K of Nova LifeStyle, Inc. for the year ended December 31, 2013.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp
New York, NY
March 31, 2014